CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Guinness Telli*Phone Corporation on Form S-8 of our report dated October 25, 2000, relating to the consolidated financial statements of Guinness Telli*Phone Corporation and Subsidiary appearing in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.






/s/ Rooney, Ida, Nolt and Ahen

Walnut Creek, California
December 27, 2000